Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

REITPlus, Inc.

We consent to the use of our report included herein dated May 29, 2009, except as to note 2 (New Accounting Standards), which is as of September 29, 2009 with respect to the consolidated balance sheets of REITPlus, Inc. and subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and for the period May 16, 2007 (inception) through December 31, 2007, which appears in Amendment No. 4 to the registration statement on Form S-4 (File # 333-159610) of REITPlus, Inc. dated September 29, 2009.

/s/ KPMG LLP

Houston, Texas

September 29, 2009